UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935
  or Section 30(f) of the Investment Company Act of 1940

 (    ) Check this box if no longer              OMB APPROVAL
        subject to Section 16.  Form 4 or        OMB Number:  3235-0287
        Form 5 obligations may continue.         Expires:  February 1, 1994
        See Instruction 1(b).                    Estimated average burden hours
                                                 per response......0.5


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1.       NAME AND ADDRESS OF REPORTING PERSON
              (Last) (First) (Middle)
              (Street) (City) (State) (Zip)

              Cestone, Michael G.
              1410 Huntington Lane
              Dalton, PA  18414

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2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

              First National Community Bancorp, Inc.  (FNCB)

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3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

              __________________________________________

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4.       STATEMENT FOR MONTH/YEAR

              08/02

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5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

              ______________

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6.       RELATIONSHIP OF REPORTING PERSON TO ISSUER
              (Check all applicable)

            __x__  Director                       _____  10% Owner
            ____  Officer (give title below)      _____  Other (specify below)

                      _____________________________________


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

TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------  --------------------    ------------------------------
1. Title of Security (Instr.3)    2. Transaction Date    3. Transaction Code (Instr. 8)
                                    (Month/Day/Year)
                                                         ------------------------------
                                                              Code                V
-------------------------------  --------------------    ------------------------------
  Common Stock
-------------------------------  --------------------    ------------------------------
  Common Stock
-------------------------------  --------------------    ------------------------------
  Common Stock
---------------------------------------------------------------------------------------

-----------------------------------------     ---------------------   -----------------   --------------
4. Securities Acquired (A) or Disposed of     5. Amount of            6. Ownership        7. Nature of
      (D)  (Instr. 3, 4, and 5)                  Securities              Form:               Indirect
                                                 Beneficially Owned      Direct (D) or       Beneficial
                                                 at End of Month         Indirect (I)        Ownership
                                                 (Instr. 3 and 4)        (Instr. 4)          (Instr. 4)
----------------------------
   Amount         (A) or (D)      Price
----------------- ----------     --------     ---------------------   -----------------   ---------------
                                                     11,879.54                 D
----------------- ----------     --------     ---------------------   -----------------   ---------------
                                                        100.00                 I           Cust. Michael
----------------- ----------     --------     ---------------------   ------------------  ---------------
                                                        100.00                 I           Cust. Frank
---------------------------------------------------------------------------------------------------------

     TABLE II       DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED  (e.g., puts, calls, warrants, options, convertible securities)
----------------------    ----------------   ---------------   ----------------------------------
1. Title of Derivative     2. Conversion      3. Transaction    4. Transaction Code (Instr. 8)
   Security (Instr. 3)        or Exercise           Date
                               Price of
                              Derivative
                               Security
                                                               -----------------------------------
                                                                       Code               V
----------------------    ----------------   ---------------   ----------------   ----------------
Common Stock *
----------------------    ----------------   ---------------   ----------------   ----------------
Common Stock *
----------------------    ----------------   ---------------   ----------------   ----------------
Common Stock *                   $31.97            08/28/02             A
--------------------------------------------------------------------------------------------------

-----------------------------   ---------------------------------------    ---------------------------------
5. Number of Derivative         6. Date Exercisable and Expiration Date    7. Title and Amount of
   Securities Acquired (A) or     (Month/Day/Year)                            Underlying Securities (Instr. 3
   Disposed of (D)                                                            and 4)
  (Instr. 3, 4, and 5)
-------------- --------------   ----------------------------------------   ---------------------------------
                                                                                              Amount or
     (A)           (D)            Date Exercisable      Expiration Date        Title          Number of
                                                                                               Shares
-------------- --------------   -------------------   -------------------  ---------------   --------------
                                      05/16/01             08/30/03         Common Stock          2000
-------------- --------------   -------------------   -------------------  ---------------   --------------
                                      02/23/02             08/22/04         Common Stock          2000
-------------- --------------   -------------------   -------------------  ---------------   --------------
     2000                             03/01/03             08/28/05         Common Stock          2000
-----------------------------------------------------------------------------------------------------------

-----------------------  ----------------------   --------------------------   --------------------------
8. Price of               9. Number of            10. Ownership Form of         11. Nature of Indirect
   Derivative Security       Derivative               Derivative Security:          Beneficial Ownership
   (Instr. 5)                Securities               Direct (D) or Indirect        (instr. 4)
                             Beneficially Owned       (I) (Instr. 4)
                             at End of Month
                             (Instr. 4)
-----------------------  ----------------------   --------------------------   --------------------------
           $28.55                  2000                        D
-----------------------  ----------------------   --------------------------   --------------------------
           $33.55                  2000                        D
-----------------------  ----------------------   --------------------------   --------------------------
           $31.97                  2000                        D
---------------------------------------------------------------------------------------------------------


 Explanation of Responses:
  * Stock Options granted pursuant to the company's 2000 Independent Directors Stock Option Plan.



     /s/ William Lance, Treasurer
     ------------------------------
     Agent and Attorney-in-Fact for Michael G. Cestone
     Signature of Reporting Person


     September 6, 2002
     -----------------
     Date


     **Intentional misstatements or omissions of facts constitute Federal
         Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note:File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.